SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 22, 2011

Colombia Clean Power & Fuels, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

181 3rd STREET, SUITE 150-B, SAN RAFAEL, CA 94901	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2011, we completed our evaluation of additional mining concessions in Colombia and determined that we would exercise our option to acquire the three mining concession contracts for these properties.  In February 2011, we entered into two agreements to purchase three additional mining concessions in Colombia.  The first agreement is between our Columbian subsidiary, Energia Andina Santander Recources SAS and the owners of the mining concession, Luis Albeiro Florez and Omega Energy Colombia, for a mining concession contract FCF – 142, consisting of approximately 3,242 acres.  Under the terms of the agreement, the selling parties have agreed to assign their full interest in the concession contract to us.  We paid US50,000 to the sellers on the signing of the agreement and US$100,000 upon completion of our evaluation of the property.  We have agreed to pay an additional US$900,000 as follows:  a third payment of US200,000 within five business days following assignment of the contract to our Colombian subsidiary; a fourth payment of US$100,000 within five business days following registration at the National Mining Register, or 30 days after the third payment; a fifth payment of US$200,000 within six months following the third payment; a sixth payment of US$200,000 within six months following the fifth payment; and a sixth payment of US$200,000 within six months after the sixth payment.  Once all of the payments have been made by us, we will have acquired the totality of the rights derived from the mining concession contract.  We have the right to terminate the agreement at any time, in which case we would be liable for only the proportional amount of any remaining payment.  Under the terms of the agreement, the sellers will retain a royalty of US$2.75 per metric ton produced from the mining concession beginning two years after the assignment of the concession rights to our Colombia subsidiary, with a minimum royalty based upon 100,000 metric tons per year.

The second agreement is between our Colombian subsidiary and Jesus Hernando Zarate Pinilla for two mining concession contracts ECB – 121 and EAU – 131, consisting in total of approximately 4,871 acres.  Under the terms of the agreement, the selling party has agreed to assign his full interest in the concession contracts to us.  We paid US50,000 to the seller on the signing of the agreement and US$100,000 upon completion of our evaluation of the properties.  We have agreed to pay an additional US$900,000 as follows:  a third payment of US200,000 within five business days following assignment of the contract to our Colombian subsidiary; a fourth payment of US$100,000 within five business days following registration at the National Mining Register, or 30 days after the third payment; a fifth payment of US$200,000 within six months following the third payment; a sixth payment of US$200,000 within six months following the fifth payment; and a sixth payment of US$200,000 within six months after the sixth payment.  Once all of the payments have been made by us, we will have acquired the totality of the rights derived from the mining concession contract.  We have the right to terminate the agreement at any time, in which case we would be liable for only the proportional amount of any remaining payment.  Under the terms of the agreement, the seller will retain a royalty of US$2.75 per metric ton produced from the mining concession beginning two years after the assignment of the concession rights to our Colombia subsidiary, with a minimum royalty based upon 100,000 metric tons per year.

On March 23, 2011, we issued a press release announcing the acquisition of the three mining concession contracts, a copy of which is included with this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The referenced mining concession contracts described in Item 1.01 above, which information is hereby incorporated into this item, are direct financial obligations of our company.  Copies of the two agreements to acquire the three mining concession contracts are filed as exhibits to this report and reference is made to this documents for the specific terms of the direct financial obligations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Contract for Agreement on Activities and Promise to Assign a Mining Title dated February 11, 2011, with Luis Albeiro Florez and Omega Energy

99.2	Contract for Agreement on Activities and Promise to Assign a Mining Title dated February 11, 2011, with Jesus Hernando Zarate Pinilla

99.3	Press release dated March 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Clean Power & Fuels, Inc.

Date: March 24, 2011	By:	/s/ Daniel F. Carlson
Daniel F. Carlson, CFO